Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CASTLE INTERNATIONAL CORP.

Crown Castle International Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Corporation”),
DOES HEREBY CERTIFY:
FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first paragraph of Article IV thereof and inserting the following:
“The total number of shares of stock which the Corporation shall have authority to issue is one billion one hundred twenty million (1,120,000,000), consisting of twenty million (20,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and one billion one hundred million (1,100,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).”
SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Crown Castle International Corp. has caused this certificate to be signed this 20th day of May, 2022.

CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ Kenneth J. Simon
	Name:	Kenneth J. Simon
	Title:	Executive Vice President and General Counsel